Exhibit 99.1

News Release
P.O. Box 110 Route 5 South Deerfield MA 01373-0110

FOR IMMEDIATE RELEASE

Contact: Lisa McCarthy
(413) 665-8306, Ext. 4670

Redemption Notices Issued by The Yankee Candle Company, Inc. for all of its Senior Subordinated Notes due 2017 and by YCC Holdings LLC and Yankee Finance, Inc. for all of their Senior Notes due 2016

South Deerfield, MA--May 24, 2013--The Yankee Candle Company, Inc. (“Yankee Candle”) intends to redeem $188 million in aggregate principal amount of its 9 3/4% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”), which represents all of the outstanding Senior Subordinated Notes.  YCC Holdings LLC (“YCC Holdings”) and Yankee Finance, Inc. (“Yankee Finance” and collectively with YCC Holdings, the “Senior Notes Issuers”) intend to redeem $315 million in aggregate principal amount of their 10.25%/11.00% Senior Notes due 2016 (the “Senior Notes”), which represents all of the outstanding Senior Notes.  Yankee Candle and the Senior Notes Issuers issued the respective redemption notices on May 24, 2013.  Consummation of each redemption is conditioned on (i) the effectiveness of a proposed amendment to Yankee Candle’s $175 million senior secured asset-based credit facility to permit Yankee Candle’s entry into a new term loan facility and the issuance of new senior notes by Yankee Candle, (ii) receipt by Yankee Candle of gross cash proceeds from borrowings under its new term loan facility and the issuance of the new senior notes of at least $1,400 million in the aggregate and (iii) consummation of the other redemption and the repayment in full of Yankee Candle’s existing term loan facility.  Notwithstanding the foregoing, Yankee Candle and the Senior Notes Issuers may waive any or all components of such condition in their sole discretion.  They may also delay the scheduled redemption date of June 24, 2013 or rescind the applicable redemption in their sole discretion if the condition is not satisfied by such date.

About Yankee Candle

Yankee Candle is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 43-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  Yankee Candle sells its products through a North American wholesale customer network of approximately 35,000 store locations, a growing base of Yankee Candle owned and operated retail stores (557 Yankee Candle stores located in 46 states and 1 province in Canada as of March 30, 2013), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, Yankee Candle sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 6,100 store locations and distributors covering a combined 56 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the ability of Yankee Candle and the Senior Notes Issuers to complete the redemptions and the other transactions specified herein.  The ability to complete the transactions is subject to various risks and uncertainties, including but not limited to those described or contained in YCC Holdings’ most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Neither this press release nor the description of the new senior notes contained herein constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the new senior notes and any related guarantees, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The information contained herein regarding the new senior notes is being provided pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.